EXHIBIT 23.5

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference into this Amendment No. 3 to the Current Report on Form 8-K/A dated October 20, 2011, of Legend Oil and Gas, Ltd. (“Legend”) of our report dated March 29, 2011 (except for Note 12 which is dated January 6, 2012) relating to the consolidated financial statements of International Sovereign Energy Corp. appearing in Amendment No. 2 to the Current Report of Legend on Form 8-K/A filed on January 11, 2012.

We also consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-174413) of Legend Oil and Gas, Ltd., of our report dated March 29, 2011 (except for Note 12 which is dated January 6, 2012) relating to the consolidated financial statements of International Sovereign Energy Corp. appearing in Amendment No. 2 to the current report of Legend on Form 8-K/A filed on January 11, 2012.

/s/ Deloitte & Touche LLP

Chartered Accountants

Calgary, Canada

February 22, 2012